UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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OPLINK COMMUNICATIONS, INC.
(Name of Registrant as Specified in Its Charter)

ENGAGED CAPITAL MASTER FEEDER I, LP
ENGAGED CAPITAL MASTER FEEDER II, LP
ENGAGED CAPITAL I, LP
ENGAGED CAPITAL I OFFSHORE, LTD.
ENGAGED CAPITAL II, LP
ENGAGED CAPITAL, LLC
ENGAGED CAPITAL HOLDINGS, LLC
GLENN W. WELLING
VOCE CATALYST PARTNERS LP
VOCE CAPITAL MANAGEMENT LLC
VOCE CAPITAL LLC
J. DANIEL PLANTS
JEFFREY S. MCCREARY

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Engaged Capital, LLC and Voce Capital Management LLC, together with the other members of the Oplink Shareholders for Change (“OSC”) and the participants named herein, intend to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of OSC’s slate of two highly-qualified director nominees to the Board of Directors of Oplink Communications, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2014 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On July 31, 2014, OSC issued the following press release:

OPLINK SHAREHOLDERS FOR CHANGE (OSC) NOMINATE TWO HIGHLY-QUALIFIED INDIVIDUALS FOR OPLINK BOARD

•	Oplink’s announced initiatives acknowledge glaring strategic, capital allocation and governance issues raised by OSC but fail to deliver a comprehensive plan for shareholders.

•	Oplink must end financial support of Oplink Connected and commit to quickly and efficiently return excess capital to shareholders.

•	Current Oplink Board lacks independence and skills necessary to execute upon announced initiatives.

July 31, 2014 -- NEWPORT BEACH and SAN FRANCISCO, Calif. /BusinessWire/ Oplink Shareholders for Change (“OSC”), a group led by Engaged Capital, LLC (“Engaged Capital”) and Voce Capital Management LLC (“Voce Capital”), who collectively own approximately 6.2% of the outstanding shares of Oplink Communications Inc. (“Oplink” or the “Company”) (NASDAQ:OPLK), announced today that they have nominated two independent, highly-qualified individuals (the “Nominees”) for election to the board of directors (the “Board”) of Oplink in connection with the upcoming annual meeting of shareholders (the “Meeting”).

“Oplink’s announcement of initiatives to enhance shareholder value appears to be a thinly-veiled attempt to placate shareholders who have demanded a thoughtful and comprehensive approach to capital allocation, strategic focus, and meaningful governance reform,” said Glenn W. Welling, Chief Investment Officer of Engaged Capital.  “The timing of these sudden announcements – two weeks after the filing of our 13D and just days before the director nomination deadline – speaks for itself.”

“While we are pleased that the Board has finally recognized that it must seek strategic alternatives for Oplink Connected, return capital to shareholders and recruit independent directors, the Board’s patchwork approach to addressing these issues betrays a superficial understanding of how to effectively execute these initiatives. The arbitrary increase in the existing share repurchase authorization and the initiation of a quarterly dividend, rather than considering other alternatives to efficiently return capital to shareholders, underscore the Board’s lack of sophistication and inability to execute.” continued Mr. Welling.

J. Daniel Plants, Managing Partner of Voce Capital, stated:  “Oplink’s corporate governance is abysmal.  Its five-member Board is marred by over-tenured directors and is riddled with conflicts of interest and an absence of independence from one another and from management.  The current directors also lack the necessary qualifications to set the Company’s strategic agenda or the willingness to hold management accountable for its execution. The decision to waste what we estimate to be almost $25 million of shareholder capital in the last two years on the CEO’s “Oplink Connected” project is a prime example of these failings.”

OSC notes that Oplink’s “lead independent director” is a co-founder of the Company, a close business associate of the CEO and has served on the Board since inception (19 years).

 “Management has been inconsistent regarding its intentions with respect to the ultimate disposition of the “Oplink Connected” division as well as its willingness to make appropriate changes to the Company’s Board, including the addition of shareholder representation.  We also fear that, left unchecked, this Board may be tempted again to divert capital towards other non-core “growth” initiatives.  We are therefore taking action to ensure that shareholder interests are directly represented.”

OSC has nominated two highly-qualified individuals for the Board of Oplink. The Nominees will contribute the strategic, financial, and operational skills and experience that the Board urgently requires.  The Oplink Shareholders for Change Nominees are:

Jeffrey S. McCreary, age 57, has been an independent management consultant since 2006 and a member of the board of directors of Integrated Device Technology, Inc. (NASDAQ: IDTI) (“Integrated Device Technology”) since June 2012. Mr. McCreary served as the Interim President and CEO of Integrated Device Technology from August 2013 to January 2014, and previously served as a member of its Audit and Nominating & Governance Committees. Mr. McCreary has also served as a director of the Isola Group, a provider of materials used to manufacture printed circuit boards, since 2006. From December 2011 until its acquisition by Imagination Technologies Group plc in February 2013, Mr. McCreary served as a director of  MIPS Technologies, Inc. (NASDAQ: MIPS), a leading provider of industry-standard processor architectures and cores for digital home, networking and mobile applications. Mr. McCreary served as a board member of the Gennum Corporation, a provider of semiconductor solutions and intellectual property cores, from 2008 until its acquisition by Semtech Corporation in March 2012.  Mr. McCreary is a former Senior Vice President at Texas Instruments, which develops analog, digital signal processing RF and DLP semiconductor technologies.  Mr. McCreary was the Manager of Texas Instruments’ Worldwide Sales and Marketing, from 1998 through 2005, where he directed the global sales organization and was responsible for $12 billion dollars in revenue. Mr. McCreary held a variety of other executive positions within Texas Instruments, including the General Manager of Advanced Logic Products and General Manager of Worldwide Military Semiconductors. Mr. McCreary has led organizations conducting product design and development, manufacturing, marketing, and sales. His book, “Creating the I in Team” was published in 2007.  He is also currently working as a special consultant to the National Hockey League (NHL) Coaches Association.  Additionally, Mr. McCreary is a long-time member of the Board of Trustees of the Rose-Hulman Institute of Technology.  Mr. McCreary holds a Bachelor’s degree in electrical engineering from the Rose-Hulman Institute of Technology and received an honorary doctorate in engineering from the Rose-Hulman Institute of Technology in 2004.    The Nominating Persons believe that Mr. McCreary’s deep industry expertise in the technology sector, experience leading technology companies both in a senior executive capacity and as a director and his knowledge of public company governance matters from his years of service on the boards of numerous enterprises, will make him a valuable addition to the Board.

J. Daniel Plants, age 47, has been the Managing Partner of Voce Capital Management LLC (“Voce Capital Management”) since founding the firm in 2009. Prior to founding Voce Capital Management, he served as a Managing Director and Head of Communications Technology and Media for Needham & Company LLC, an investment banking and asset management firm focused on small-capitalization companies, from July 2007 through May 2009. Prior to then, Mr. Plants held a number of positions at leading Wall Street firms, including executive positions in investment banking at Goldman Sachs and JPMorgan Chase and as a corporate attorney with Sullivan & Cromwell. He has previously served as a director of Volunteers of America – Greater New York from 2002 until 2005 and the Bay Area Urban Debate League, which he co-founded and where he served as Vice Chairman, from 2008 until 2012.   The Nominating Persons believe that Mr. Plants’ career in telecom/technology investment banking and principal investing as well as his experience with corporate governance and strategic transactions make him well-qualified to serve as a director of the Company.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Engaged Capital, LLC and Voce Capital Management LLC, together with the other members of the Oplink Shareholders for Change and the participants named herein, intend to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of two highly-qualified director nominees at the 2014 annual meeting of stockholders of Oplink Communications, Inc., a Delaware corporation (the “Company”).

OPLINK SHAREHOLDERS FOR CHANGE STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are Engaged Capital Master Feeder I, LP (“Engaged Capital Master I”), Engaged Capital Master Feeder II, LP (“Engaged Capital Master II”), Engaged Capital I, LP (“Engaged Capital I”), Engaged Capital I Offshore, Ltd. (“Engaged Capital Offshore”), Engaged Capital II, LP (“Engaged Capital II”), Engaged Capital, LLC (“Engaged Capital”), Engaged Capital Holdings, LLC (“Engaged Holdings”), Glenn W. Welling, Voce Catalyst Partners LP (“Voce Catalyst Partners”), Voce Capital Management LLC (“Voce Capital Management”), Voce Capital LLC (“Voce Capital”), J. Daniel Plants and Jeffrey S. McCreary (collectively, the “Participants”).

As of the date hereof, Engaged Capital Master I beneficially owned 409,628 shares of Common Stock. As of the date hereof, Engaged Capital Master II beneficially owned 453,840 shares of Common Stock. Engaged Capital I, as a feeder fund of Engaged Capital Master I, may be deemed the beneficial owner of the 409,628 shares of Common Stock beneficially owned by Engaged Capital Master I. Engaged Capital Offshore, as a feeder fund of Engaged Capital Master I, may be deemed the beneficial owner of the 409,628 shares of Common Stock beneficially owned by Engaged Capital Master I. Engaged Capital II, as a feeder fund of Engaged Capital Master II, may be deemed the beneficial owner of the 453,840 shares of Common Stock beneficially owned by Engaged Capital Master II. Engaged Capital, as the investment adviser to each of Engaged Capital Master I and Engaged Capital Master II, may be deemed to beneficially own the 863,468 shares of Common Stock owned in the aggregate by Engaged Capital Master I and Engaged Capital Master II. Engaged Holdings, as the managing member of Engaged Capital, may be deemed to beneficially own the 863,468 shares of Common Stock owned in the aggregate by Engaged Capital Master I and Engaged Capital Master II. Mr. Welling, as the founder and chief investment officer of Engaged Capital and the sole member of Engaged Holdings, may be deemed to beneficially own the 863,468 shares of Common Stock owned in the aggregate by Engaged Capital Master I and Engaged Capital Master II. As of the date hereof, Voce Catalyst Partners directly owned 175,528 shares of Common Stock. As of the date hereof, Voce Capital Management beneficially owned 291,850 shares of Common Stock (including 175,528 shares of Common Stock owned directly by Voce Catalyst Partners). Voce Capital, as the sole managing member of Voce Capital Management, may be deemed the beneficial owner of the 291,850 shares of Common Stock beneficially owned by Voce Capital Management. Mr. Plants, as the sole managing member of Voce Capital, may be deemed the beneficial owner of the 291,850 shares of Common Stock beneficially owned by Voce Capital. As of the date hereof, Mr. McCreary directly owned 5,000 shares of Common Stock.

About Engaged Capital:

Engaged Capital, LLC, (“Engaged Capital”) was established in 2012 by a group of professionals with significant experience in activist investing in North America and was seeded by Grosvenor Capital Management, L.P., one of the oldest and largest global alternative investment managers. Engaged Capital is a limited liability company owned by its principals and formed to create long-term shareholder value by bringing an owner’s perspective to the managements and boards of undervalued public companies. Engaged Capital manages both a long-only and long/short North American equity fund. Engaged Capital’s efforts and resources are dedicated to a single investment style, “Constructive Activism” with a focus on delivering superior, long-term, risk-adjusted returns for investors. Engaged Capital is based in Newport Beach, California.

About Voce Capital Management:

Voce Capital Management LLC (“Voce”) is an employee-owned investment manager and the advisor to Voce Catalyst Partners LP, a private investment partnership.  Voce employs a value-driven, governance-focused investment strategy and is based in San Francisco, California.

CONTACT

Media:
Bayfield Strategy, Inc.
Riyaz Lalani
416-907-9365
rlalani@bayfieldstrategy.com